Exhibit 99.1

FOR IMMEDIATE RELEASE Date Submitted: July 24, 2007 NASDAQ: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer 989-466-7325

FIRSTBANK CORPORATION ANNOUNCES
SECOND QUARTER AND YEAR-TO-DATE 2007 RESULTS

Highlights Include:

•	Earnings per share (diluted) of $0.27 for the second quarter and $0.68 for first half of 2007, compared to $0.44 and $0.81 respectively for 2006
•	Second quarter 2007 results include $500,000 provision related to a specific reserve and write-off of goodwill related to real estate brokerage
•	Non-performing loans increased due primarily to a single credit
•	Stabilized net interest margin at 3.91%
•	Completion of ICNB merger

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.27 for the second quarter of 2007 compared to $0.44 in the second quarter of 2006. Net income was $1,747,000 for the quarter ended June 30, 2007, compared to $2,899,000 for the quarter ended June 30, 2006. Returns on average assets and average equity for the second quarter of 2007 were 0.65% and 7.2%, respectively, compared with 1.10% and 12.3%, respectively, in the second quarter of 2006. Two unique factors, the establishment of a $500,000 specific reserve on a loan and the write-off of goodwill related to Firstbank’s real estate brokerage company, affected second quarter results. These factors combined with a stabilized but low net interest margin and continuing weak mortgage and real estate activity to lead to the decline in earnings and profitability. All per share amounts are fully diluted and have been adjusted to reflect the 5% stock dividend paid in December of 2006.

Earnings per share of $0.68 for the first half of 2007 decreased 16.0% compared to the first half of 2006. Net income was $4,405,000 for the six months ended June 30, 2007, down 17.2% from the $5,323,000 for the six months ended June 30, 2006. Returns on average assets and average equity for the first half of 2007 were 0.83% and 9.3%, respectively, compared with 1.03% and 11.6%, respectively, in the first half of 2006. A negative provision for loan loss expense related to the pay-off of a loan which had specific reserves in the first quarter, discussed in previous news releases and filings, more than offset the $500,000 specific reserve and related provision expense booked in the second quarter of 2007, and combined with provision expense related to other loans resulted in a provision expense of $18,000 for the year-to-date period.

Total assets at June 30, 2007, were $1.1 billion and increased 2.6% over the year-ago period. Total portfolio loans of $920 million were 0.9% above the level at June 30, 2006. Total deposits as of June 30, 2007, were $826 million, compared to $810 million at June 30, 2006, an increase of 1.9%. Effective July 1, 2007, Firstbank completed the acquisition of ICNB Financial Corporation. ICNB’s banking subsidiary, headquartered in Ionia, Michigan, became Firstbank – West Michigan and added a $229 million asset bank with ten branches to Firstbank’s network.

Firstbank’s net interest margin, at 3.91% in the second quarter of 2007, increased by 1 basis point from the 3.90% level for the first quarter of 2007 and was 30 basis points lower than the 4.21% level in the second quarter of 2006. The flat yield curve continues to result in reduced spreads between funding costs and earning asset yields. The non-accrual loan discussed below reduced the net interest margin in the second quarter of 2007 by 4 basis points.

Mr.     Sullivan stated, “While it is unsettling to see our state leading the nation in terms of economic concerns, we know that Michigan’s economy is a cyclical one, and better times will return. Our strategy is to take what actions we can to protect our asset values and keep our balance sheet strong, and to keep our company positioned competitively for success in the future. Our lenders continue to adhere to prudent underwriting standards, utilizing traditionally sound loan structures to protect our interests, and we continue to attempt to identify problems early and work with our borrowing customers to navigate through challenging operating conditions when they occur. While Michigan bank stocks in general are out of favor, our dividend alone provides excellent support for value, and we know the time will come when investors will begin to see opportunity. We are very pleased to welcome the shareholders, employees, and directors of ICNB Financial Corporation into the Firstbank family. Our planning for conversion of data processing systems is going very smoothly, and we wish to thank all those involved for the extremely high level of cooperation, and for their positive spirit about the future.”

Firstbank’s non-interest income increased modestly in the second quarter of 2007 compared to the first quarter of 2007. The increase in total non-interest income was 7.3%, but $130,000 of the $162,000 increase was related to the absence of loss on sale of securities that occurred in the first quarter. Gain on sale of mortgage loans, while still at low levels historically, did increase 15.7% in the second quarter compared to the first quarter and was 3.6% above the year-ago level.

Firstbank’s 55% owned real estate brokerage company, C.A. Hanes, continued to operate near break even levels as the volume of properties sold continued at low levels. Due to the soft real estate market, earlier projections for sales volumes and earnings have not been met. As a result, Firstbank determined that the full amount of the remaining $275,000 of goodwill on the books of C.A. Hanes was impaired. The effect of the 45% minority interest reduced the negative impact on Firstbank’s net income to approximately $100,000.

In the second quarter of 2007, total non-interest expense showed an increase of $273,000 from the first quarter, but this increase included the $275,000 charge for goodwill impairment at C.A. Hanes. Firstbank continues to scale back expenses in non-bank subsidiaries and to emphasize expense control in all areas as appropriate. Balanced with the expense control efforts, Firstbank continues to invest in technology, training, and branch expansion. Firstbank – West Michigan opened a new branch office in Hastings, Michigan, in late June, and Keystone Community Bank is building and will open a new office in Paw Paw, Michigan, in the second half of 2007.

In the second quarter of 2007, Firstbank designated as non-accrual a $4.7 million loan on an apartment complex in southeast Michigan. While this apartment complex is currently experiencing cash flow problems, there are certain unique factors that may potentially affect this credit favorably. Nevertheless, due to the uncertainties surrounding the project and current real estate values, Firstbank determined it prudent to establish a $500,000 specific reserve at this time. Firstbank’s involvement in this credit was the result of participating in a loan originated by another bank. Loan participations are a common practice in the industry, and Firstbank has approximately $60 million of exposure related to participation loans from diverse sources and geographies within Michigan. Firstbank’s exposure to properties in southeast Michigan is relatively small. Provision expense in the second quarter was increased by $500,000 from what it otherwise would have been as a result of establishing the specific reserve. At June 30, 2007, the ratio of the allowance for loan losses to loans was 1.03%, up from 1.00% at March 31, 2007.

Net charge-offs were $319,000 in the second quarter of 2007, or 0.14% of average loans on an annualized basis. For the year-to-date, net charge-offs of $483,000 annualized to 0.11% of average loans. The ratio of non-performing loans (including loans past due over 90 days) to loans rose to 0.97% at June 30, 2007, with the increase driven by the one large loan moved to non-accrual status in the second quarter. In the second quarter of 2007, provision expense of $739,000 exceeded net charge-offs, and, excluding the negative component of provision expense of $971,000 related to a loan pay-off in the first quarter, provision expense exceeded net charge-offs year-to-date.

Shareholders’ equity increased 0.8% in the second quarter of 2007, and was 3.5% above the level at June 30, 2006. The ratio of average equity to average assets stood at 9.0% in the second quarter of 2007 – a level consistent over the past two years – indicating that strong equity capital has been maintained. Firstbank did not repurchase shares in the second quarter of 2007.

Firstbank Corporation, headquartered in Alma, Michigan, including the July 1, 2007, acquisition of ICNB Financial Corporation, is a seven bank financial services company with assets of $1.3 billion and 51 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Jun 30 2007	Mar 31 2007	Dec 31 2006	Jun 30 2006

ASSETS

Cash and cash equivalents:
Cash and due from banks	$31,305	$28,091	$32,084	$30,065
Short term investments	16,192	32,739	24,853	4,141

Total cash and cash equivalents	47,497	60,830	56,937	34,206

Securities available for sale	73,407	68,651	69,125	68,916
Federal Home Loan Bank stock	6,061	5,924	5,924	6,506
Loans:
Loans held for sale	628	283	1,120	468
Portfolio loans:
Commercial	198,637	199,067	194,810	196,789
Commercial real estate	267,474	266,084	286,249	302,307
Residential mortgage	299,456	295,385	284,137	282,264
Real estate construction	89,173	89,844	81,218	67,933
Consumer	64,840	62,201	63,106	62,403

Total portfolio loans	919,580	912,581	909,520	911,696
Less allowance for loan losses	(9,501)	(9,081)	(9,966)	(11,621)

Net portfolio loans	910,079	903,500	899,554	900,075

Premises and equipment, net	20,179	20,251	20,232	19,992
Goodwill	19,819	20,094	20,094	19,888
Other intangibles	2,723	2,884	3,045	3,374
Other assets	19,055	18,684	19,061	18,230

TOTAL ASSETS	$1,099,448	$1,101,101	$1,095,092	$1,071,655

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$128,651	$120,295	$131,942	$130,940
Interest bearing accounts:
Demand	155,085	167,082	161,228	163,988
Savings	137,263	134,484	127,301	134,691
Time	363,673	359,556	350,710	310,805
Wholesale CD's	41,074	52,195	64,245	69,881

Total deposits	825,746	833,612	835,426	810,305

Securities sold under agreements to
repurchase and overnight borrowings	42,897	38,170	35,179	40,452
FHLB Advances and notes payable	97,370	94,146	94,177	91,706
Subordinated Debt	20,620	20,620	20,620	20,620
Accrued interest and other liabilities	13,894	16,423	13,617	13,033

Total liabilities	1,000,527	1,002,971	999,019	976,116

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	93,119	92,373	91,652	87,276
Retained earnings	6,026	5,749	4,552	8,734
Accumulated other comprehensive income/(loss)	(224)	8	(131)	(471)

Total shareholders' equity	98,921	98,130	96,073	95,539

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,099,448	$1,101,101	$1,095,092	$1,071,655

Common stock shares issued and outstanding	6,555,767	6,518,143	6,484,202	6,579,340
Principal Balance of Loans Serviced for Others ($mil)	$471.5	$470.5	$472.0	$473.5

Asset Quality Ratios:
Non-Performing Loans / Loans^	0.97%	0.34%	0.47%	0.81%
Non-Perf. Loans + OREO / Loans^ + OREO	1.17%	0.48%	0.65%	0.96%
Non-Performing Assets / Total Assets	0.98%	0.40%	0.54%	0.81%
Allowance for Loan Loss as a % of Loans^	1.03%	1.00%	1.10%	1.27%
Allowance / Non-Performing Loans	106%	293%	234%	157%

Quarterly Average Balances:
Total Portfolio Loans^	$916,775	$903,807	$915,191	$900,802
Total Earning Assets	1,012,900	990,838	999,225	980,713
Total Shareholders' Equity	98,466	96,590	95,761	95,242
Total Assets	1,097,395	1,087,428	1,083,518	1,065,125
Diluted Shares Outstanding	6,545,229	6,516,568	6,543,831	6,623,638

^ Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:			Six Months Ended:

	Jun 30 2007	Mar 31 2007	Jun 30 2006	Jun 30 2007	Jun 30 2006

Interest income:
Interest and fees on loans	$17,042	$16,798	$16,688	$33,840	$32,531
Investment securities
Taxable	686	626	540	1,312	1,053
Exempt from federal income tax	267	270	241	537	489
Short term investments	269	311	76	580	187

Total interest income	18,264	18,005	17,545	36,269	34,260

Interest expense:
Deposits	6,589	6,507	5,463	13,096	10,407
Notes payable and other borrowing	2,001	1,977	1,957	3,978	3,786

Total interest expense	8,590	8,484	7,420	17,074	14,193

Net interest income	9,674	9,521	10,125	19,195	20,067
Provision for loan losses	739	(721)	200	18	385

Net interest income after provision for loan losses	8,935	10,242	9,925	19,177	19,682

Noninterest income:
Gain on sale of mortgage loans	375	324	362	699	610
Service charges on deposit accounts	994	944	1,016	1,938	1,938
Gain (loss) on sale of securities	0	(130)	1	(130)	7
Mortgage servicing	130	145	120	275	204
Other	895	949	1,499	1,844	2,522

Total noninterest income	2,394	2,232	2,998	4,626	5,281

Noninterest expense:
Salaries and employee benefits	4,827	4,730	4,627	9,557	9,185
Occupancy and equipment	1,326	1,351	1,231	2,677	2,503
Amortization of intangibles	436	161	168	597	336
FDIC insurance premium	25	24	25	49	53
Other	2,354	2,429	2,693	4,783	5,159

Total noninterest expense	8,968	8,695	8,744	17,663	17,236

Income before federal income taxes	2,361	3,779	4,179	6,140	7,727
Federal income taxes	614	1,121	1,280	1,735	2,404

Net Income	$1,747	$2,658	$2,899	$4,405	$5,323

Fully Tax Equivalent Net Interest Income	$9,855	$9,698	$10,290	$19,553	$20,374

Per Share Data:
Basic Earnings	$0.27	$0.41	$0.44	$0.68	$0.81
Diluted Earnings	$0.27	$0.41	$0.44	$0.68	$0.81
Dividends Paid	$0.225	$0.225	$0.214	$0.450	$0.424

Performance Ratios:
Return on Average Assets*	0.65%	1.01%	1.10%	0.83%	1.03%
Return on Average Equity*	7.2%	11.4%	12.3%	9.3%	11.6%
Net Interest Margin (FTE) *	3.91%	3.90%	4.21%	3.90%	4.20%
Book Value Per Share+	$15.15	$15.05	$14.52	$15.15	$14.52
Average Equity/Average Assets	9.0%	8.9%	8.9%	8.9%	8.9%
Net Charge-offs	$319	$164	$141	$483	$323
Net Charge-offs as a % of Average Loans^*	0.14%	0.07%	0.06%	0.11%	0.07%

* Annualized
+ Period End
^ Total loans less loans held for sale